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                                                                    EXHIBIT 23.1







                               CONSENT OF KPMG LLP

The Board of Directors
Rayovac Corporation:

We consent to the use of our report dated November 1, 2002, except as to the last paragraph of note 2 (v) and note 18 (b) which are as of September 9, 2003, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a revision to the consolidated statement of operations for the year ended September 30, 2001 to change the presentation of loss on early extinguishment of debt as required by Statement of Financial Accounting Standards No. 145, RECISSION OF FASB STATEMENTS NO. 4, 44, and 64, AMENDMENT OF FASB STATEMENT NO. 13, AND TECHNICAL CORRECTIONS.


/s/ KPMG LLP

Milwaukee, Wisconsin
November 5,  2003